Exhibit 99.2

Investor Contact: Larry P. Kromidas
Email: lpkromidas@olin.com
(314) 480-1452

 News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES THE ELECTION OF FOUR NEW OFFICERS

CLAYTON, MO, October 5, 2015 - Olin Corporation (NYSE: OLN) (“Olin”) announced today the successful completion of the previously announced merger of The Dow Chemical Company’s (NYSE: DOW) (“Dow”) U.S. Chlor-Alkali and Vinyl, Global Chlorinated Organics and Global Epoxy businesses with Olin and the election by Olin’s board of directors of four new officers.

Joseph D. Rupp, Olin’s Chairman and Chief Executive Officer, said, “I want to welcome the four new officers and the talented business leaders, management teams and skillful employees of the businesses who will become part of the Olin family.  I also want to congratulate and thank all the employees from both companies who worked diligently to make this merger a success.”

James A. Varilek, 57, was elected Executive Vice President of Olin and President, Chlor Alkali Vinyls and Services.  Jim most recently served as Chief Operating Officer, Dow Chlorine Products; President, U.S. Chlor-Alkali & Vinyl.  In this role, Jim led the Chlor-Alkali and Vinyl Business and organizational readiness for the Dow Chlorine Products divestiture.  Jim holds a bachelor’s degree in Economics and a master’s degree in Business Administration from the University of Michigan.

Pat D. Dawson, 58, was elected Executive Vice President of Olin and President, Epoxy and International.  Pat most recently was Senior Vice President, Dow Epoxy and Corporate Project Development where he was responsible for leading the Global Epoxy Business and driving corporate projects.  Pat holds a bachelor’s degree in Agronomy and a master’s degree in Agricultural Economics/Management from Purdue University.

John M. Sampson, 54, was elected Vice President of Olin and Vice President, Manufacturing and Engineering, Chlor Alkali Vinyls, Epoxy and Global Chlorinated Organics.  John most recently served as Vice President, Dow Chlorine Products Operations where he led all operational aspects of the chlorine products business.  John holds a bachelor’s degree in Chemical Engineering from Louisiana State University.

Clive A. Grannum, 50, was elected Vice President of Olin and President, Global Chlorinated Organics.  Clive most recently served as the Business President, Global Chlorinated Organics at Dow where he led all aspects of the global business.  Clive holds a bachelor’s degree in Aerospace Engineering from Boston University and a master’s degree in Management from Yale University.

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition.  The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach and hydrochloric acid.  Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit olin.com for more information on Olin.

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